Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

JOE’S JEANS INC.,

JOE’S HOLDINGS LLC

and

SEQUENTIAL BRANDS GROUP, INC.

dated as of

September 8, 2015

i

ii

		Page

Section 10.08	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	49
Section 10.09	Specific Performance	50
Section 10.10	Counterparts	51

EXHIBIT A BILL OF SALE	1
EXHIBIT B ASSIGNMENT AND ASSUMPTION AGREEMENT	1
EXHIBIT C FORMS OF INTELLECTUAL PROPERTY ASSIGNMENTS	1
EXHIBIT D DAHAN CONSULTING AGREEMENT	1
EXHIBIT E FORM OF ESCROW AGREEMENT

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 8, 2015, is entered into by and between Joe’s Jeans Inc., a Delaware corporation (“Seller”), Joe’s Holdings LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 6.15 and Article X, Sequential Brands Group, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller wishes, for itself and on behalf of its applicable Subsidiaries, to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller and its applicable Subsidiaries, certain intellectual property assets used or held for use in the Joe’s Business, together with certain contracts and other related assets and liabilities of the Joe’s Business, subject to the terms and conditions set forth herein;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s and Buyer’s willingness to enter into this Agreement, Seller is entering into an Asset Purchase Agreement (the “Operating Asset Purchase Agreement”) with GBG USA Inc. (the “Operating Assets Purchaser”), pursuant to which, among other things, the Operating Assets Purchaser will purchase certain inventory, store leases and certain other assets and assume certain liabilities from Seller and its applicable Subsidiaries related to the Joe’s Business; and

WHEREAS, prior to or concurrently with the execution of this Agreement, Parent is entering into a Consulting Agreement with Joe Dahan (“Dahan”) in the form attached hereto as Exhibit E (the “Dahan Consulting Agreement”), pursuant to which, among other things, Dahan will, after the Closing, provide certain consulting services to Parent and/or its Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Defined Terms.  The following terms have the meanings specified or referred to in this Article I:

“Accounting Arbitrator” has the meaning set forth in Section 2.09(c).

“Advances” has the meaning set forth in Section 2.09(a)(i).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreed Claims” has the meaning set forth in Section 7.05(c).

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 6.14(b).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 6.14(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Letter” means the Disclosure Letter delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Escrow Funds” has the meaning set forth in Section 2.05.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Claim Certificate” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings listed thereunder.

“Confidential Material” means all information (written or oral) that is confidential or proprietary to Seller or any of its Subsidiaries or is not otherwise generally available to the public regarding the Joe’s Business.  The term “Confidential Material” shall not include any information (written or oral) (a) regarding Seller or any of its Subsidiaries, including, without limitation, any information (written or oral) regarding the Hudson’s Business, other than, in each case, to the extent relating to the Joe’s Business, (b) that is or becomes generally available to the public or is or becomes generally known within the industries in which the Joe’s Business is conducted, in each case other than as a result of disclosure by Seller or its Representatives in violation of this Agreement, (c) that becomes available to Seller or any of its Subsidiaries or Representatives after the Closing Date from a Person other than Buyer on a non-confidential basis, provided that such Person was not known by Seller or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer with respect to such materials, or (d) that is independently developed by Seller or any of its Subsidiaries or Representatives without reference to or use of any Confidential Material.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of February 17, 2015, by and between Tengram Capital Partners, L.P. and Seller to which Parent was made a party by that certain side letter, dated April 23, 2015, between Parent and Tengram Capital Partners, L.P.

“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, bonds, guarantees, franchises, and other legally binding agreements, understandings, arrangements and letters of intent, and any amendments thereto, in each case whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Dahan” has the meaning set forth in the recitals.

“Dahan Consulting Agreement” has the meaning set forth in the recitals.

“Debt Commitment Letter” has the meaning set forth in Section 5.06.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Letters” means the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Encumbrances” means any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, leases to third parties, security agreements, or any other encumbrances, and other restrictions or limitations on the ownership or use of property or assets or irregularities in title thereto.

“End Date” has the meaning set forth in Section 9.01(b).

“Escrow Agent” shall mean Wilmington Trust, National Association.

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Reconciliation” has the meaning set forth in Section 2.09(b).

“Financing” means the debt financing described in the Debt Commitment Letter.

“Financing Failure Event” means, for any reason, all or a portion of the Financing becoming unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any “flex” provisions contained in the Debt Commitment Letter or any related fee letter).

“Fundamental Representations” means collectively, those representations and warranties contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.06(a) and Section 4.06(b) (Intellectual Property), Section 4.11 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), and Section 5.04 (Brokers).

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any United States or non-United States federal, state, provincial or local government or political subdivision thereof, or any agency, commission or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction or any securities exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 6.15(a).

“Hudson’s Business” means the business of Seller and its applicable Subsidiaries operated as of the date hereof under the brand names “Hudson’s,” and “Hudson Jeans”.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:  (a) logos, brand names, slogans, trade names, trademarks and service marks, trade dress, and other indicia of origin, whether registered or unregistered, including all applications for registration and registrations of any of the foregoing and all renewals thereof, and, the goodwill connected with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (b) copyrights, including all applications for registration and registrations, and works of authorship, registered or unregistered, and all moral and economic and other similar rights of authors; (c) proprietary inventions (whether or not patentable), trade secrets and confidential information, know-how, concepts, processes, methods, techniques, technology and formulae; (d) patents and patent applications, including divisionals, continuations, continuations-in-part and foreign equivalents thereof; (e) technology, Internet domain names and related registrations; (f) rights in computer code and programs and all related documentation, and rights in all databases, database rights and compilations; (g) rights of publicity (including all rights in a Person’s name, voice, signature, biography, likeness, image and persona); (h) rights in advertising material, molds, trade show booths, displays, designs, design archives, patterns, prototypes, prints and samples; and (i) all other intellectual property and industrial property rights and assets.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(a).

“IP Title Defect Correction Actions” has the meaning set forth in Section 6.05.

“Joe’s Business” means the business of Seller and its applicable Subsidiaries operated as of the date hereof under the brand names “Joe’s Jeans,” “Joe’s”, “Joe’s JD” and “else”.

“Key Customers and Suppliers” has the meaning set forth in Section 4.10.

“Key Jurisdictions” means the following jurisdictions: Argentina, Australia, Brazil, Canada, Chile, European Community, Hong Kong, India, International Registration, Japan, Korea (South), Kuwait, Malaysia, Mexico, Macau, New Zealand, Norway, Peru, Russia, Singapore, Switzerland, Taiwan, Turkey, United Arab Emirates, United States of America and Uruguay.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lender” has the meaning set forth in Section 5.06.

“Losses” means without duplication (a) any and all claims, actions, cause of actions, judgment, awards, losses, damages, liabilities, Taxes, costs or expenses, including reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a) whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of facts that, individually or in the aggregate:  (i) has or would reasonably be expected to have a material adverse effect on the business, condition, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Joe’s Business, taken as a whole; provided, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:  (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Joe’s Business is conducted (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (c) conditions (or changes therein) in any industries in which the Joe’s Business is conducted (excluding seasonal fluctuations) (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (d) the taking of any action required by this Agreement, the Operating Assets Purchase Agreement or the announcement of the transactions contemplated hereby or thereby, (e) changes in applicable Law or GAAP (or, in each case, any interpretations thereof) (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (f) any acts of terrorism or war or any escalation thereof or any weather related event, fire or natural disaster (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), or (g) any failure of the Joe’s Business to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a Material Adverse Effect); or (ii) has a material adverse effect on Seller’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contracts” means all Contracts (a) by which any of the Purchased Assets or Assumed Liabilities are bound or affected or (b) to which Seller or any of its Subsidiaries are parties or by which Seller or any of its Subsidiaries are bound in connection with the Joe’s Business, the Purchased Assets or the Assumed Liabilities, in each case, (i) that relate to the manufacture, design, marketing, promotion, production, distribution, sale or licensing of any of the Purchased Assets, other than such Contracts that relate solely to the sale of inventory in the ordinary course of business; (ii) granting or evidencing an Encumbrance (other than Permitted Encumbrances) on any Purchased Asset or any other property or asset of Seller or any of its Subsidiaries and used in connection with the Joe’s Business; (iii) limiting the ability of Seller or any of its Subsidiaries to (1) engage in the Joe’s Business in any capacity or (2) compete with any Person or in any geographical area with respect to the Joe’s Business; (iv) relating to the Joe’s Business (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (1) Seller or any of its Affiliates or (2) Seller or any of its Subsidiaries or any current or former officer or director of Seller or any of its Subsidiaries; (v) involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement; (vi) relating primarily to the Joe’s Business involving aggregate consideration in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) and requiring performance by any party after the Closing Date, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice; provided, that in no event shall any Contract be deemed a Material Contract if, following the Closing, such Contract will not be binding or otherwise affect any of the Purchased Assets or Assumed Liabilities.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party hereto, or any Affiliate of either, and has not done so within the two (2) year period prior thereto.

“Notice of Objections” has the meaning set forth in Section 2.09(b).

“Operating Asset Purchase Agreement” has the meaning set forth in the recitals.

“Operating Assets Purchaser” has the meaning set forth in the recitals.

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Paid-Up Fees” has the meaning set forth in Section 2.09(a)(ii).

“Parent” has the meaning set forth in the preamble.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Permits” means all permits, licenses, franchises, approvals, certificates, rights, exemptions, authorizations and consents granted from or issued by Governmental Authorities.

“Permitted Encumbrance” means each of the following:  (i) Encumbrances approved in writing by Buyer; and (ii) licenses of or with respect to Intellectual Property that constitute an Assigned Contract.

“Person” means and includes an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, limited liability partnership, limited partnership, group or other entity.

“Post-Closing Period” shall mean all taxable years or other taxable periods that begin on the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period beginning on the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on the date immediately before the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period ending on the date immediately before the Closing Date.

“Products” means clothing, jeans, activewear, pants, jeggings, trousers, tops, tee shirts, tank tops, shirts, dresses, skirts, sweaters, hoodies, jackets, outerwear, shorts, lingerie/intimates, underwear, loungewear, jumpsuits, shoes, sandals, sneakers, hats, scarves, jewelry, belts, and other fashion accessories.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents, managers and other agents of such Person.

“Required Information” means all financial and other information regarding the Purchased Assets or the Joe’s Business as is reasonably requested by Buyer or the Lender in connection with the Financing as is customarily required in connection with the execution of debt financings similar to the Financing including, but not limited to, for any quarter ended after May 31, 2015 and at least 45 days prior to the Closing Date, the interim consolidated financial statements of Seller and its subsidiaries currently owning or holding any of the Purchased Assets or Joe’s Business; provided that Seller will have no obligation to prepare pro forma financial information or post-closing financial information.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 30, 2013, by and among Joe’s Jeans Subsidiary, Inc. and Hudson Clothing, LLC, Joe’s Jeans Inc., certain subsidiaries of Joe’s Jeans Inc. party thereto, The CIT Group/Commercial Services, Inc., as administrative agent, collateral agent, documentation agent and syndication agent (“CIT”), CIT Finance LLC, as sole lead arranger and sole bookrunner, and the lenders party thereto, as amended by Omnibus Amendment 1 to Revolving Credit Agreement and Guarantee and Collateral Agreement dated December 20, 2013, as further amended by Amendment 2 to Revolving Credit Agreement dated April 23, 2015, and as further amended by Forbearance Agreement and Amendment 3 to Revolving Credit Agreement dated June 26, 2015.

“Royalties” has the meaning set forth in Section 2.09(b)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Letter” means the Disclosure Letter delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Royalty Statement” has the meaning set forth in Section 2.09(a).

“Seller Termination Fee” has the meaning set forth in Section 9.02(b).

“Seller’s Royalties” has the meaning set forth in Section 2.09(b)(ii).

“Special Damages” has the meaning set forth in Section 7.04(d).

“Subsidiary” of a Person means any other Person that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“Tax Contest” has the meaning set forth in Section 7.05(a).

“Tax Return” means any return, amended return, disclosure, election, estimate, form, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added, capital gain, capital stock, social security, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies, or other governmental charges in the nature of a tax,  together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for such amounts as a result of a contractual obligation to indemnify any Person.

“Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of September 30, 2013, by and among Joe’s Jeans Subsidiary, Inc. and Hudson Clothing, LLC, Joe’s Jeans Inc., certain subsidiaries of Joe’s Jeans Inc. party thereto, Garrison Loan Agency Services LLC, as administrative agent, collateral agent, lead arranger, documentation agent and syndication agent, and the lenders party thereto (“Garrison”), as amended.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the other agreements, instruments and documents required to be delivered at the Closing, including all assignment documents relating to the Intellectual Property Assets that are prepared by Buyer and required for recordation with Governmental Authorities to effect or evidence the assignment of such Intellectual Property Assets to Buyer.

“Transferred Marks” mean the trade name JOE’S JEANS and all Trademarks, websites and domain names owned by Seller or its Subsidiaries that include the term “Joe’s Jeans”, “Joe’s”, JD or any terms confusingly similar thereto, and all other Trademarks that are used primarily in connection with the Joe’s Business, including the Trademarks set forth in Section 4.06(a) of the Seller Disclosure Letter.

“Withholding Amounts” has the meaning set forth in Section 2.09(b)(i).

Section 1.02           Construction.  In this Agreement, unless the context otherwise requires:

(a)           references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including e-mail, provided the sender complies with the provisions of Section 10.02);

(b)           the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties;

(c)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)           the descriptive headings of the several Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)           whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then, unless otherwise indicated herein, that action may be validly taken on or by the next day that is a Business Day;

(f)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)           this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)           “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i)            references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Section 1.03           Annexes, Exhibits, and Disclosure Letters.  The Annexes, Exhibits, the Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.04           Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Seller” or words of similar import, it shall mean the actual knowledge of Lori Nembirkow and Hamish Sandhu and the knowledge such individuals would have after reasonable inquiry, and (ii) the “Knowledge of Buyer” or words of similar import, it shall mean the actual knowledge of Gary Klein, Chad Wagenheim and Yehuda Shmidman and the knowledge such individuals would have after reasonable inquiry.

ARTICLE II
PURCHASE AND SALE

Section 2.01           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, at the Closing, Seller shall (and shall cause its applicable Subsidiaries to) sell, assign, transfer, convey and deliver, and Buyer shall purchase, all of Seller’s and its applicable Subsidiaries’ right, title and interest in, to and under the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances).  “Purchased Assets” means only the following assets owned by Seller or its applicable Subsidiaries:

(a)           the Transferred Marks, the other Intellectual Property set forth on Section 4.06(a) of the Seller Disclosure Letter and all other Intellectual Property primarily used in the Joe’s Business, together with all rights to enforce such Intellectual Property with respect to past, present and future infringements and misappropriations thereof (the “Intellectual Property Assets”);

(b)           the Contracts set forth on Section 2.01(b) of the Seller Disclosure Letter (collectively, the “Assigned Contracts”);

(c)           copies of all books, records, files (whether in paper or electronic format) relating primarily to the assets described in Sections 2.01(a) through 2.01(b), including copies of all prosecution histories and legal files in the possession of Seller’s or its applicable Subsidiaries’ legal departments primarily related to or concerning the Intellectual Property Assets;

(d)           copies of all lists of commercial customers and licensees that (i) are or (ii) have been used or held for use in the last five (5) years by Seller or its applicable Subsidiaries in connection with the assets described in Section 2.01(a) and primarily in connection with the assets described in Section 2.01(b);

(e)           to the extent transferrable, all express or implied warranties, indemnities and guarantees to the extent primarily related to any of the assets described in Sections 2.01(a) through 2.01(b);

(f)            any amounts to be paid to Buyer pursuant to Section 2.09; and

(g)           all goodwill associated with any of the assets described in Sections 2.01(a) through 2.01(b).

Seller and Buyer shall review Sections 2.01(a), 2.01(b) and 4.06(a) of the Seller Disclosure Letter to determine at least two (2) Business Days prior to the anticipated Closing Date whether any updates thereto are necessary; provided, that notwithstanding anything to the contrary contained herein, any such update to the Seller Disclosure Letter pursuant to this sentence shall require the prior written consent of Buyer.

Section 2.02           Excluded Assets.  Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor any of its applicable Subsidiaries is selling or assigning, any properties, assets or rights other than the Purchased Assets (such properties, rights and assets that are not Purchased Assets, collectively, the “Excluded Assets”).

Section 2.03           Assumed Liabilities.  On the terms and subject to the conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of Seller or any of its applicable Subsidiaries to the extent arising out of or relating to the Purchased Assets and not included among the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)           all liabilities and obligations arising under or relating to the Assigned Contracts in respect of periods on or after the Closing Date, provided, that Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller or any of its applicable Subsidiaries prior to the Closing of any provision of any Assigned Contract;

(b)           any liabilities or obligations for Taxes for which Buyer is liable pursuant to Section 6.10 and Section 6.11; and

(c)           subject to Section 2.03(a), all liabilities and obligations arising out of or relating to (i) the ownership or operation of the Purchased Assets in respect of periods on or after the Closing Date and (ii) expenses and filing fees solely and exclusively related to Buyer’s recordation of Intellectual Property Assets with applicable Governmental Authorities after Closing, but excluding all expenses related to assignments or transfers of Intellectual Property Assets made to Seller by Affiliates of Seller or predecessors-in-interest of the Purchased Assets prior to Closing (or on or after Closing in connection with any IP Title Defect Corrections Actions required under and pursuant to Section 6.05), including all such legal expenses and filing fees for recordation with applicable Governmental Authorities.

Section 2.04           Excluded Liabilities.  Notwithstanding anything contained herein to the contrary, Buyer shall not assume or cause to be assumed, or be deemed to have assumed and shall not be liable or responsible to pay, perform or discharge any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or after the date hereof) of Seller or any of its Subsidiaries, other than Assumed Liabilities, including, but not limited to, (i) all expenses related to assignments or transfers of Intellectual Property Assets made to Seller by Affiliates of Seller or predecessors-in-interest of the Purchased Assets prior to Closing (or on or after the Closing Date in connection with any IP Title Defect Corrections Actions required under and pursuant to Section 6.05), including all such legal expenses and filing fees for recordation with applicable Governmental Authorities, (ii) any liabilities or obligations for Taxes for which Seller is liable pursuant to Section 6.10 and Section 6.11 and (iii) any liabilities or obligations arising out of or relating to the employment or termination of employment of any employee or consultant of Seller or any of its Subsidiaries, including, without limitation, all liabilities or obligations arising out of or relating to the termination of any such employee on or after the Closing (such liabilities or obligations that are not Assumed Liabilities, collectively, the “Excluded Liabilities”).

Section 2.05           Purchase Price.  The aggregate purchase price for the Purchased Assets shall be Sixty-Seven Million Dollars ($67,000,000.00) (the “Purchase Price”).  The Purchase Price shall be paid at Closing by wire transfer of immediately available funds to accounts designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing.  In addition, Buyer shall pay an additional amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Buyer Escrow Funds”) by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, which Buyer Escrow Funds shall be governed by Section 6.16.

Section 2.06           Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price to be paid for the Assets including any Assumed Liabilities and any other amounts treated as consideration for federal income tax purposes in accordance with Section 1060 of the Code.  Seller and Buyer agree that Buyer shall prepare and provide to Seller a draft allocation of the purchase price among the Assets within ninety (90) days after the Closing Date.

Seller shall notify Buyer within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto. Seller and Buyer agree to resolve any disagreement with respect to such allocation in good faith.  In addition, Seller and Buyer hereby undertake and agree to file timely any information that  may be  required  to  be  filed  pursuant  to  Treasury Regulations promulgated  under  Section  1060(b)  of  the  Code,  and  shall  use  the  allocation determined pursuant to this Section 2.06 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Seller nor Buyer shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.06 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision. If Seller and Buyer cannot agree on all or a portion of the allocation within sixty (60) days of the Seller’s objection to the allocation, each party shall use its own allocation of the unagreed portion as it deems appropriate.

Section 2.07           Transfer of Purchased Assets and Assumed Liabilities.  At the Closing, except as otherwise provided in Section 2.08, the Purchased Assets shall be sold, conveyed, transferred, assigned and delivered to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Assumed Liabilities shall be assumed by Buyer, pursuant to transfer and assumption Contracts, bills of sale, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, drafts, checks or other instruments in such form as is necessary to effect a sale, conveyance, transfer and assignment of the Purchased Assets and an assumption of the Assumed Liabilities as Buyer and Seller shall reasonably deem necessary, or as required by Law in order to consummate the transaction and, except as otherwise provided herein, to vest in Buyer valid title to the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), which documents and instruments shall be executed (upon the terms and subject to the conditions hereof) on the Closing Date by Seller (and, as applicable, its Subsidiaries) and Buyer.

Section 2.08           Required Consents.

(a)           Absence of Consents, Obtaining Consents.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Purchased Asset or right is prohibited by any applicable Law or would require any third party’s or any Governmental Authority’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof.  Following the Closing, the parties hereto shall have a continuing obligation to use their commercially reasonable best efforts to cooperate with each other and to obtain promptly all such authorizations, approvals, consents, negative clearances or waivers; provided, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers.  Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Seller or its applicable Subsidiary shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset or right to Buyer hereunder.

(b)                                 Benefit of Purchased Assets.  Pending, or in the absence of, such authorization, approval, consent, negative clearance or waiver referenced in Section 2.08(a), the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic claims, rights and benefits and liabilities of use of such Purchased Asset or right, and Seller or its applicable Subsidiary shall continue to use, exercise or perform such Purchased Asset or right upon the reasonable direction of Buyer; provided, that Seller shall bear the economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 2.08(b).  If such arrangements with respect to any particular Purchased Asset or right does not provide Buyer with all of the economic claims, rights, and benefits under such Purchased Asset or right, Buyer shall not be responsible for the Assumed Liabilities, if any, arising under such Purchased Asset or right.

Section 2.09                                  Reconciliation of Royalty Payments.

(a)                                 Within sixty days (60) following the Closing Date, Seller shall provide Buyer with a statement (“Royalty Statement”) setting forth, with respect to each Assigned Contract, its good faith calculation of the following, together with reasonable supporting documentation for such calculations:

(i)                                     the amount of royalty advances and other payments (less applicable prepaid commissions and agency fees) received by Seller or its Subsidiaries in connection with an Assigned Contract but unearned as of the Closing Date (“Advances”); and

(ii)                                  for Assigned Contracts that require the counterparty to pay a flat fee, the amount of any fees fully paid before the Closing Date but expressly applicable to periods on or after the Closing Date Date (“Paid-Up Fees”).

(b)                                 Within thirty (30) days after the later of (x) the last day of the first full calendar quarter on or after the Closing Date and (y) the date the Royalty Statement is delivered to Buyer, Buyer shall prepare in good faith, subject to the review and approval by Seller, a written calculation with respect to each Assigned Contract (the “Final Reconciliation”) of:

(i)                                     for Assigned Contracts that require the counterparty to pay a percentage-based royalty, the actual amount of the license fees, franchise fees, royalty fees, common marketing fund fees, or other fees, payments, consideration or compensation with respect to each such Assigned Contract (“Royalties”) paid to Buyer or its Affiliates on or after the Closing Date (but including amounts of any tax withholding by a licensee that is a party to an Assigned Contract (“Withholding Amounts”));

(ii)                                  any pro rata portion of the Royalties and Withholding Amounts (less applicable commissions and agency fees) received by Buyer but attributable to periods before the Closing Date (“Seller’s Royalties”);

(iii)                               the Advances; and

(iv)                              the Paid-Up Fees.

Exhibit A sets forth examples of how the amounts described in this Section 2.09(b) will be determined.  Seller will have thirty (30) days following delivery of the Final Reconciliation by Buyer to review the Final Reconciliation and, if applicable, deliver a written notice of objections to Buyer (the “Notice of Objections”) specifying all disagreements with items, calculations or methodologies utilized in preparing the Final Reconciliation.  Buyer shall make all Assigned Contracts, work papers and books and records relating to payments under the Assigned Contracts, and any other information and materials reasonably requested by Seller, available to Seller and its Representatives during such review period.  Buyer shall use the same efforts to collect Seller’s Royalties as it uses to collect Royalties for its own account, and shall reasonably cooperate with Seller in connection therewith. If Seller does not deliver a Notice of Objections, the Final Reconciliation shall be final and binding on the parties hereto.

(c)                                  If Buyer and Seller are unable to resolve any disagreements with respect to the Final Reconciliation within ninety (90) days of delivery to Buyer of the Notice of Objection, then either Buyer or Seller may submit such disagreements for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”).  Each of Buyer, on the one hand, and Seller, on the other hand, shall be permitted to present supporting documentation to the Accounting Arbitrator (which supporting documentation shall also be concurrently provided to the other party(ies)) within fifteen (15) days of the appointment of the Accounting Arbitrator.  Within fifteen (15) days of receipt of supporting documentation, the receiving party(ies) may present responsive documentation to the Accounting Arbitrator (which responsive documentation shall also be concurrently provided to the other party(ies)).  The Accounting Arbitrator shall only consider the documentation of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties.  The Accounting Arbitrator shall select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed and must resolve the matter in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The determination of the Accounting Arbitrator shall be final and binding on the parties hereto.  The fees of the Accounting Arbitrator shall be borne by Buyer, on the one hand, and Seller, on the other hand, in such amount(s) as shall be determined by the Accounting Arbitrator based on the proportion that the aggregate number of disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by Buyer, on the one hand, or Seller, on the other hand, as determined by the Accounting Arbitrator, bears to the total number of such disputed items so referred to the Accounting Arbitrator for resolution.

(d)                                 If the amount set forth on the Final Reconciliation with respect to Seller’s Royalties is greater than the aggregate amounts set forth with respect to Advances and Paid-Up Fees, then Buyer shall pay the difference to Seller by wire transfer within ten (10) days after the later of the date of the Final Reconciliation or the date that the Accounting Arbitrator has delivered its written report.

(e)                                  If the amount set forth on the Final Reconciliation with respect to Seller’s Royalties is less than the aggregate amounts set forth with respect to Advances and Paid-Up Fees, then Seller shall pay the difference to Buyer by wire transfer within ten (10) days after the later of the date of the Final Reconciliation or the date that the Accounting Arbitrator has delivered its written report.

Section 2.10                            Withholding Rights.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to Article III hereof, such amount as it is required to deduct and withhold with respect to the making of such payment any provision of U.S. federal, state, local or foreign Tax law; provided that such Tax would not be the liability of Buyer under this Agreement; and provided further that, at least five (5) Business Days prior to such withholding, the Buyer will provide Seller with notice of such withholding and the parties jointly discuss the necessity of or how to reduce or eliminate such withholding.  If Buyer so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which Buyer made such deduction and withholding.

ARTICLE III
CLOSING

Section 3.01                                  Closing.  On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date that is two (2) Business Days following the satisfaction or waiver of all of the conditions set forth in Article VIII hereof (other than those conditions to be satisfied on the Closing Date, but subject to the satisfaction or waiver, if permissible, of such conditions) at the offices of Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue NW, Washington DC 20036, or at such other time, date or place as the parties hereto shall agree in writing; provided, that in no event shall Buyer be required to consummate the Closing prior to September 8, 2015; provided, further, that the Closing shall be consummated concurrently with the consummation of the transactions contemplated by the Operating Asset Purchase Agreement.  The date upon which the Closing occurs is herein referred to as the “Closing Date”.  Upon consummation of the Closing, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date.

Section 3.02                                  Closing Deliverables.

(a)                                       At the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i)                                           a certificate signed by an authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Sections 8.02(a), (b) and (d);

(ii)                                        a counterpart to the bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller and/or its applicable Subsidiaries;

(iii)                                     a counterpart to the assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by Seller and/or its applicable Subsidiaries;

(iv)                                    a non-foreign person affidavit from Seller and/or its applicable Subsidiaries dated as of the Closing Date as required by, and satisfying the requirements of, Section 1445 of the Code;

(v)                                       counterparts to all assignments or documents of transfer to effect the assignment of all patents, copyrights, trademarks and internet domain names, and related registrations and applications, comprising Intellectual Property Assets, duly executed by Seller and/or its applicable Subsidiaries, in the forms attached hereto as Exhibit D or the forms that are prepared by Buyer and required for recordation with Governmental Authorities to effect or evidence the assignment of such Intellectual Property Assets to Buyer;

(vi)                                    a counterpart to the escrow agreement in the form of Exhibit F hereto (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;

(vii)                                 a duly executed pay-off letter from Garrison, in a form reasonably satisfactory to Buyer, certifying that all indebtedness under the Term Loan Agreement with respect to the Joe’s Business owing to the lenders thereunder has been fully paid and that all Encumbrances imposed by or in connection with the Term Loan Agreement upon the Purchased Assets have been released;

(viii)                              a duly executed pay-off letter from CIT, in a form reasonably satisfactory to Buyer, certifying that all indebtedness under the Revolving Credit Agreement with respect to the Joe’s Business owing to the lenders thereunder has been fully paid and that all Encumbrances imposed by or in connection with the Revolving Credit Agreement upon the Purchased Assets have been released; and

(ix)                                    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be required to give effect to this Agreement.

(b)                                       At the Closing, Buyer shall deliver (or cause to be delivered) to Seller or its applicable Subsidiary the following:

(i)                                           an amount in cash equal to the Purchase Price (subject to any withholding rights under Section 2.10), payable by wire transfer of immediately available funds in accordance with Section 2.05;

(ii)                                        a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, confirming the matters set forth in Sections 8.03(a) and (b);

(iii)                                     a counterpart to the Bill of Sale duly executed by Buyer;

(iv)                                    a counterpart to the Assignment and Assumption Agreement duly executed by Buyer;

(v)                                       a counterpart to the Escrow Agreement duly executed by Buyer; and

(vi)                                    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be required to give effect to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct.

Section 4.01                                  Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller and its applicable Subsidiaries have all necessary corporate or other power and authority to own the Purchased Assets and to carry on the Joe’s Business as currently conducted.  Seller and its applicable Subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Joe’s Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02                                  Authority of Seller.  Seller has all necessary corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each applicable Subsidiary of Seller has all necessary corporate or other power and authority to enter into the Transaction Documents to which such Subsidiary is a party, to carry out its respective obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller and its Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  The execution and delivery by each applicable Subsidiary of Seller of any Transaction Document to which such Subsidiary is a party, the performance by such Subsidiary of its obligations thereunder and the consummation by such Subsidiary of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action on the part of such Subsidiary.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  At the Closing, each Transaction Document shall have been duly executed and delivered by Seller and/or its Subsidiaries, as applicable, and (assuming due authorization, execution and delivery by Buyer) each such Transaction Document shall constitute a legal, valid and binding obligation of Seller and/or such Subsidiary, enforceable against Seller and/or such Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03                                  No Conflicts; Consents.  (a) The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby and (b) the execution, delivery and performance by each applicable Subsidiary of Seller of the Transaction Documents to which such Subsidiary is a party, and the consummation of the transactions contemplated thereby do not and will not:  (i) result in a violation or breach of or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller or such Subsidiaries, as applicable, in each case, amended to the date of this Agreement; (ii) create any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset; (iii) result in a violation or breach of or conflict with any provision of any Law or Governmental Order applicable to Seller, any of such Subsidiaries, the Joe’s Business or the Purchased Assets; or (iv) except as set forth in Section 4.03 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default under or result in the acceleration of any Assigned Contract.  Except as set forth on Section 4.03 of the Seller Disclosure Letter, no material consent, approval, Permit, or Governmental Order of, material declaration or filing with, or material notice to, any Governmental Authority is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  Except as set forth in Section 4.03 of the Seller Disclosure Letter, no consents or approvals of any non-governmental Person are necessary for the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the transfer of all the Purchased Assets.

Section 4.04                                  Absence of Certain Changes, Events and Conditions.  Except as set forth on Section 4.04 of the Seller Disclosure Letter, since November 30, 2014, Seller and its Subsidiaries have operated the Joe’s Business in the ordinary course of business in all material respects and there has not been any:

(a)                                 sale, assignment, abandonment, cancellation, transfer, license or other disposition of any material assets or rights that would otherwise constitute Purchased Assets hereunder, except in the ordinary course of business consistent with past practice;

(b)                                 action taken or omitted to be taken by either Seller or any of its Subsidiaries that would, individually or in the aggregate, constitute a breach of Section 6.03, if such action had been taken or omitted to be taken after the date hereof;

(c)                                  imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets; or

(d)                                 event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05                                  Material Contracts.  Section 4.05(a) of the Seller Disclosure Letter sets forth an accurate and complete list as of the date hereof of each of the Material Contracts.  Other than the Assigned Contracts included within the Material Contracts, there are no Contracts which license any of the Intellectual Property Assets, including the Transferred Marks, to any other Person or allow any Person to procure, distribute, import or sell any Product branded with or offered for sale under any of the Transferred Marks or otherwise limit the ability of Seller or any of its Subsidiaries to use any Intellectual Property Assets in any capacity.  Except as set forth on Section 4.05(b) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is in breach of, and there exists no default or event of default, nor any event, occurrence, condition or act (including the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any provision under any Assigned Contract.  Each Assigned Contract has not been terminated or been repudiated by Seller or any of its Subsidiaries nor, to the Knowledge of Seller, any other party thereto.  Each Assigned Contract is in full force and effect and is the legal, valid and binding obligation of Seller and its Subsidiaries, as applicable, and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, fraudulent conveyance, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and implied covenant of good faith and fair dealing.  All the material covenants to be performed by Seller or its Subsidiaries under any Assigned Contract have been fully performed in all material respects.  Except as set forth on Section 4.05(c) of the Seller Disclosure Letter, to the Knowledge of Seller, all of the material covenants to be performed by any other party to any Assigned Contract have been fully performed in all material respects.

Section 4.06                                  Intellectual Property.

(a)                                 Section 4.06(a) of the Seller Disclosure Letter contains a complete and accurate list of all patents, patent applications, registered copyrights and applications for registration thereof, registered trademarks and service marks and applications for registration thereof and Internet domain names that are included in the Intellectual Property Assets.  To the extent indicated on such schedule, the Intellectual Property Assets listed on Section 4.06(a) of the Seller Disclosure Letter have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate Governmental Authorities of other jurisdictions (foreign and domestic).

(b)                                 Except as set forth in Section 4.06(b) of the Seller Disclosure Letter, Seller or one of its Subsidiaries owns, free and clear of all Encumbrances (other than Permitted Encumbrances) or has the right to use all Intellectual Property owned or used by Seller and/or its Subsidiaries in connection with the Joe’s Business.

(c)                                  The Intellectual Property Assets represent (in all material respects) all of the Intellectual Property necessary to manufacture, distribute and sell Products consistent with the Products branded with or offered under any of the Transferred Marks manufactured, distributed and sold as of Closing, and conduct the Joe’s Business in substantially the same manner as currently conducted.

(d)                                 Except as set forth in Section 4.06(d) of the Seller Disclosure Letter, (i) the conduct of the Joe’s Business and the use of the Intellectual Property Assets in the Joe’s Business (including the manufacturing, marketing, licensing, sale or distribution of Products branded with or offered under any of the Transferred Marks) do not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) as of the date hereof, neither Seller nor its Subsidiaries have received in the past three (3) years any notice or claim (including threats or offers to license and cease and desist communications) from any Person challenging the right of Seller or its Subsidiaries, or any of their respective manufacturers, contractors or licensees to use any of the Intellectual Property Assets, or alleging any infringement, misappropriation, or violation of any Person’s Intellectual Property rights in connection with the Joe’s Business; and (iii) neither Seller nor its Affiliates have asserted in the past three (3) years any claim of a violation, infringement, misappropriation or misuse by any Person of any Intellectual Property Assets.  To the Knowledge of Seller, except as set forth in Section 4.06(d) of the Seller Disclosure Letter, as of the date hereof, no Person is infringing, violating, or misappropriating any Intellectual Property Assets.

(e)                                  Except as set forth in Section 4.06(e) of the Seller Disclosure Letter, to the Knowledge of Seller as of the date hereof, there is no jurisdiction among the Key Jurisdictions in which the tradename JOE’S JEANS is not available for use and registration in connection with the Products currently being sold in International Classes 14, 18, 25 or 35 by the Joe’s Business.

Section 4.07                                  Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 4.07(a) of the Seller Disclosure Letter, as of the date hereof there are no actions, suits, claims, litigations, investigations, audits or other legal proceedings (including arbitration or administrative proceedings, interferences, cancellation proceedings, oppositions or other contested proceedings), at law or in equity, pending or, to the Knowledge of Seller, threatened against or by Seller or any of its Subsidiaries either (i) relating to the Joe’s Business, the Purchased Assets or the Assumed Liabilities or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)                                 Except as set forth in Section 4.07(b) of the Seller Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Joe’s Business, the Purchased Assets or the Assumed Liabilities.

Section 4.08                                  Compliance with Laws.  Except as set forth in Section 4.08 of the Seller Disclosure Letter, Seller and each of its applicable Subsidiaries are in compliance in all material respects with all Laws applicable to the conduct of the Joe’s Business as currently conducted and the ownership and use of the Purchased Assets.

Section 4.09                                  Taxes.  Except as set forth in Section 4.09 of the Seller Disclosure Letter,

(a)                                 Seller and its Subsidiaries have timely filed, or will timely file (taking into account any valid extensions), all material Tax Returns with respect to the Joe’s Business or the Purchased Assets required to be filed on or prior to the Closing Date.  Neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)                                 All material Taxes due by or with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets for all Pre-Closing Periods have been timely paid or will be timely paid in full.

(c)                                  (i) neither Seller nor any of its Subsidiaries has been, in the past two (2) years, or is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to the Joe’s Business or the Purchased Assets and (ii) no such audit is contemplated in writing or, to the Knowledge of Seller, pending.

(d)                                 Neither Seller nor its Subsidiaries, as of the Closing Date, (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the income or operations of the Business or the Purchased Assets that has not expired (other than extensions of time to file Tax Returns obtained in the ordinary course) or (ii) is presently contesting the Tax liability with respect to the income or operations of the Business or the Purchased Assets before any Governmental Authority.

(e)                                  In the past two (2) years, no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the income or operations of the Business or the ownership of the Purchased Assets, which has not been resolved and remains outstanding, that Seller is or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Purchased Assets.

(f)                                   There are no material Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes, other than Taxes not yet due and payable.

(g)                                  Seller and its Subsidiaries are in compliance in all material respects with obligations to withhold or collect Taxes with respect to all material Taxes that Seller or any of its Subsidiaries is (or was) required by Law to withhold or collect with respect to the income or operations of the Business or the Purchased Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been duly withheld or collected, and such Taxes have been timely paid over to the proper authorities to the extent due and payable.

(h)                                 None of the Purchased Assets is an equity interest in a partnership or a corporation (or an entity treated as a partnership or a corporation) for U.S. federal income tax purposes.

(i)                                     Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

The representations in this Section 4.09 shall constitute the sole and exclusive representations in this Agreement concerning any Tax matters relating to Seller or any of its Subsidiaries or the Purchased Assets.

Section 4.10                                  Customers and Suppliers.  Section 4.10 of the Seller Disclosure Letter sets forth an accurate and complete list of each supplier, licensee and customer accounting for more than ten percent (10%) of the consolidated purchases, royalties and sales, as the case may be, of Seller and its applicable Subsidiaries in respect of the Joe’s Business, for the twelve (12) month period ended May 31, 2015 (“Key Customers and Suppliers”).  Except as set forth in Section 4.10 of the Seller Disclosure Letter, since November 30, 2014 through the date hereof, no Key Customer or Supplier has cancelled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller or any of its Subsidiaries with respect to the Joe’s Business.  Since November 30, 2014, neither Seller nor any of its Subsidiaries has received any written notice that any Key Customer or Supplier may cancel or otherwise materially and adversely (i) modify its relationship with Seller or any of its applicable Subsidiaries or (ii) limit its (A) services, supplies, or materials to Seller or any of its applicable Subsidiaries in respect of the Joe’s Business or (B) usage or purchase of the services and products of Seller and its applicable Subsidiaries with respect to the Joe’s Business.

Section 4.11                                  Brokers.  Except as set forth on Section 4.11 of the Seller Disclosure Letter, no broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.12                                  Solvency.  Immediately prior to, and immediately subsequent to, the consummation of the sale of the Purchased Assets pursuant to the provisions of this Agreement, Seller will be solvent, with the ability to pay its debts as they become due.  For purposes of this Agreement, solvent shall mean that the present fair saleable value of Seller’s assets is greater than the amount that will be required to pay Seller’s liability on its existing debts as they become absolute and matured.

Section 4.13                                  No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (as qualified by the Seller Disclosure Letter), neither Seller, nor any other Person on behalf of Seller, has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Joe’s Business and the Purchased Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Joe’s Business, or any representation or warranty arising from statute or otherwise in law.  Any and all statements made or information communicated by Seller, any of its Subsidiaries or any of their respective Representatives outside of this Agreement (including by way of documents provided in response to Buyer’s written diligence request(s) and any management presentation provided), whether verbally, in writing or otherwise, are deemed to have been superseded by this Agreement, it being intended that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct.

Section 5.01                                  Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

Section 5.02                                  Authority of Buyer.  Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  At the Closing, each other Transaction Document shall have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and/or its Subsidiaries, as applicable,) each such Transaction Document shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03                                  No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of or conflict with any provision of the organizational documents of Buyer, in each case, amended as of the date of this Agreement; (b) result in a violation or breach of or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Buyer Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any

Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04                                  Brokers.  No broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                                  Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06                                  Financing.  Buyer or Parent has obtained a commitment letter (the “Debt Commitment Letter”) from GSO Capital Partners LP (together with any other lender that becomes a party thereto, the “Lender”), a true and complete copy of which has been provided to Seller (together with each related fee letter (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality, availability or term of the Financing)), providing for, subject to the conditions and qualifications set forth therein, all funds necessary, which, subject to fulfilment of the conditions set forth in this Agreement, are available to Buyer, together with its cash on hand, to consummate the transactions contemplated by this Agreement.  As of the date of this Agreement, the Debt Commitment Letter and the financing commitment contained therein, (i) have not been amended, restated, withdrawn, rescinded or otherwise modified or waived, and, no such amendment, restatement, withdrawal, rescission or other modification or waiver of the Debt Commitment Letter is contemplated and (ii) is in full force and effect, and constitute the legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  There are no conditions precedent related to the funding of the financing described in the Debt Commitment Letter or contingencies that would permit the Lender, Buyer or Parent to reduce the total amount of the Financing, other than as set forth in the Debt Commitment Letter.  Buyer has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date hereof.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, that constitutes or would reasonably be expected to constitute a default or breach on the part of Buyer and, to the Knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter.  As of the date of this Agreement, assuming the accuracy of Seller’s representations and warranties set forth in this Agreement and performance by Seller of its obligations under this Agreement, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Debt Commitment Letter will not be satisfied or that the Financing will not be available to Buyer on the Closing Date.  As of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly set forth in the Debt Commitment Letter and any customary fee letters (a redacted version of which has been provided to Seller as described above) and non-disclosure agreements that do not impact the conditionality or amount of the Financing.

Section 5.07                                  No Other Representations and Warranties.  Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself or such other Person. Any and all statements made or information communicated by Buyer, Parent or any of their respective Representatives outside of this Agreement (including by way of documents provided in response to Seller’s questions), whether verbally, in writing or otherwise, are deemed to have been superseded by this Agreement, it being intended that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VI
COVENANTS

Section 6.01                                  Access to Information Concerning Purchased Assets and Records.

(a)                                 Seller shall, and shall cause its Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Buyer and its Representatives reasonable access to the Representatives, properties, books and records of Seller and its Subsidiaries relating to the Joe’s Business, the Purchased Assets and the Assumed Liabilities to the extent Buyer reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, Seller shall furnish promptly to Buyer all financial and operating data and other information concerning the Joe’s Business as Buyer may reasonably request; provided, that such access shall not unreasonably disrupt the operations of Seller or any of its Subsidiaries.  Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to afford such access if it would cause a violation of any Contract, would cause a loss of attorney/client privilege to Seller or any of its Subsidiaries, would violate the privacy rights of or confidentiality obligations to any Person or would constitute a violation under applicable Laws.

(b)                                 No review by Buyer or any knowledge acquired therefrom shall affect the representations and warranties made by Seller pursuant to this Agreement or the remedies of Buyer for breaches of those representations and warranties.

(c)                                  After the Closing Date, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Purchased Assets or the Joe’s Business for Pre-Closing Periods as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.

(d)                                 Any request for information or documents pursuant to Section 6.01(c) shall be made by the requesting party in writing.  The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any reasonable and documented out of pocket expenses incurred by such party in connection with providing any information or documentation pursuant to Section 6.01(c).  Any information obtained under Section 6.01(c) shall be kept confidential, except (i) as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest, (ii) as required by applicable Law and (iii) in connection with the enforcement or defense of this Agreement.

Section 6.02                                  Confidentiality.

(a)                                 From and after the date of this Agreement until Closing, Buyer and Seller agree they will be bound by and comply with the obligations of the Confidentiality Agreement.  After the Closing Date, the Confidentiality Agreement shall, solely with respect to Confidential Material, be deemed to have been terminated by the parties thereto and shall, solely with respect to Confidential Material, no longer be binding.

(b)                                 Seller acknowledges that it is in possession of Confidential Material.  For three (3) years following the Closing (other than with respect to Confidential Material relating to the Intellectual Property Assets and Assigned Contracts, for which this provision shall apply in perpetuity), Seller shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that Seller and its Subsidiaries may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course; provided, further, that Seller and its Subsidiaries may also disclose Confidential Material, to the extent necessary, in connection with (x) the negotiation of the Operating Asset Purchase Agreement and the consummation of the transactions contemplated thereby, (y) the performance of Seller’s obligations thereunder and (z) any disputes that may arise in connection herewith or therewith.  Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the transactions contemplated by this Agreement, for purposes of operating their respective businesses in the ordinary course or in connection with the enforcement or defense of this Agreement (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement).  If Seller or any of its Affiliates or Representatives are requested or required to disclose (after, to the extent legally permitted, Seller has used its commercially reasonable best efforts to avoid such disclosure and after, to the extent legally permitted, promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or Representative, to provide, to the extent legally permitted, Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy.  At any time that such protective order or remedy has not been obtained or Buyer waives Seller’s obligations hereunder, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.  Seller further agrees that, from and after the Closing Date, Seller and its Affiliates and Representatives, upon the request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to the Joe’s Business, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material; provided, that Seller and its Affiliates and Representatives shall be entitled to retain copies of Confidential Material for legal and regulatory compliance purposes and in connection with any applicable document retention policies, and shall not be required to identify or delete Confidential Material held electronically in archive or back-up systems in accordance with general systems archiving or backup policies.

Section 6.03                                  Conduct of Seller and the Business Pending the Closing Date.

(a)                                 Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, except as set forth in Section 6.03(a) of the Seller Disclosure Letter (but subject to Section 6.16(a) of the Seller Disclosure Letter), it shall, and shall cause its applicable Subsidiaries to, conduct the Joe’s Business only in the ordinary course of business consistent with past practice and to use their commercially reasonable best efforts to preserve intact the Joe’s Business and the Purchased Assets and maintain satisfactory relationships with licensors, licensees, suppliers, distributors, clients and others having business relationships with the Joe’s Business.

(b)                                 In furtherance and not in limitation of Section 6.03(a) (but subject to Section 6.16(a) of the Seller Disclosure Letter), Seller agrees that during the period commencing on the date hereof and ending on the Closing Date, it shall not, and shall cause each of its applicable Subsidiaries not to, effect any of the following (as each pertains to or is related to the Joe’s Business, the Purchased Assets or the Assumed Liabilities) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                               amend, renew or terminate any Assigned Contract;

(ii)                            sell, transfer, lease, abandon, cancel, license or otherwise dispose of any Intellectual Property Asset;

(iii)                         sell, transfer, lease, abandon, cancel, license or otherwise dispose of any Purchased Assets (other than any Intellectual Property Asset) other than in the ordinary course of business consistent with past practices;

(iv)                        pay, discharge, settle or satisfy any Assumed Liabilities other than in the ordinary course of business, consistent with past practice;

(v)                           other than in the ordinary course of business, consistent with past practice, enter into any transaction that would constitute an Assumed Liability;

(vi)                        subject any of the Purchased Assets to any Encumbrance (other than Permitted Encumbrances); or

(vii)                     subject to the foregoing clause (ii), enter into any Contract involving aggregate consideration in excess of Fifty Thousand Dollars ($50,000) which, if entered into prior to the date hereof would be required to be set forth in Section 4.05(a) of the Seller Disclosure Letter or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to do, or authorize, any of the foregoing.

(c)                                  During the period from the date of this Agreement to the Closing Date, Seller shall and shall cause its Subsidiaries to, upon request of Buyer, confer with one (1) or more designated Representatives of Buyer to report material operational matters and to report the general status of ongoing operations, in each case, solely with respect to the Joe’s Business.

(d)                                 Seller shall keep, or cause its Subsidiaries to keep, all material insurance policies currently maintained with respect to the Joe’s Business, or suitable replacements or renewals, in full force and effect until the Closing.

Section 6.04                                  Commercially Reasonable Best Efforts; Consents.

(a)                                 Subject to the terms and conditions contained in this Section 6.04, Seller and Buyer shall, and Seller shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable best efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Governmental Orders as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Article VIII hereof; provided, that no indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement, and no Assigned Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to Seller or any of its Subsidiaries (or Buyer after the Closing), to obtain any such consent, approval or authorization, without first obtaining the written approval of Buyer; provided, further, that neither Seller nor any of its Affiliates shall be required to offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Permit, consent, approval, authorization, qualifications or Governmental Order.

Section 6.05                                  Intellectual Property Title Matters.  To the extent that any Intellectual Property Assets set forth on Section 4.06(a) of the Seller Disclosure Letter are not in the current legal name of Seller or one of its Subsidiaries (including any such asset or license agreement that is used by or in connection with the Joe’s Business that is in the name of an Affiliate of Seller (which is not also a Subsidiary of Seller), or any predecessor to Seller or its Subsidiaries), is subject to a chain of title defect, or is subject to any form of Encumbrance (other than Permitted Encumbrances), Seller shall, and shall cause each of its applicable Subsidiaries to, prior to Closing, prepare, execute and file for record such instruments and documents necessary to cure such title defects, provide for current ownership of the asset by Seller or one of its

Subsidiaries and remove the Encumbrance (other than Permitted Encumbrances) in such Intellectual Property Asset prior to Closing so as to allow for the assignment thereof to Buyer as part of the transactions contemplated herein (all such actions, the “IP Title Defect Correction Actions”); provided, that if Seller or its applicable Subsidiaries are unable to cure such title defect, provide for current ownership of the asset by Seller or one of its Subsidiaries or remove the Encumbrance (other than Permitted Encumbrances) in such Intellectual Property prior to the Closing and Buyer waives the requirement of such IP Title Defect Correction Actions as a condition precedent to the Closing, Seller and each of its applicable Subsidiaries shall have a continuing obligation following the Closing to use commercially reasonable best efforts to take IP Title Defect Correction Actions to promptly resolve such issue.  Seller and each of its Subsidiaries shall be responsible for and pay its own expenses incurred in connection with any IP Title Defect Correction Actions, and shall deliver all documentation that is filed concerning the IP Title Defect Correction Actions to Buyer at such time the IP Title Defect Correction Actions are taken.

Section 6.06                                  Use of Transferred Marks; Transaction Documents.  From and after the Closing, Seller shall not, and shall cause its Subsidiaries not to, use any of the Intellectual Property Assets or any Trademarks confusingly similar to the Transferred Marks (except for references in historical, tax, and similar records, other permissible fair use and as otherwise required by Law); provided, that Seller shall change its name (and amend its certificate of incorporation to reflect such change) to a name that does not use any of the Intellectual Property Assets or any Trademarks confusingly similar to the Transferred Marks as promptly as practicable after the Closing, but in no event later than fifteen (15) days after the Closing.  Seller shall, and shall cause its Subsidiaries to, comply with the terms of the Transaction Documents (except as otherwise required by Law).

Section 6.07                                  Notification of Certain Matters.  Seller shall promptly notify Buyer of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries relating to the Joe’s Business, the Purchased Assets or the Assumed Liabilities, or Buyer, as the case may be, (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VII hereof not to be satisfied, (c) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Section 4.05 of the Seller Disclosure Letter, (d) the occurrence or existence of any fact, circumstance or event of which Seller obtain Knowledge which would reasonably be likely to result in any representation or warranty made by Seller in this Agreement to be materially untrue or inaccurate, (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (f) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, Seller.

Section 6.08                                  Public Announcements.  Seller and Buyer each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange.

Section 6.09                                  Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.  If requested by Seller, Buyer agrees to provide applicable resale certificate(s) to Seller.  In the event any claim is made by any creditor of Seller against Buyer or related to the transactions contemplated hereby which could have been asserted under any bulk sales, bulk transfer or similar Laws of any jurisdiction, Buyer shall notify Seller of such claim and Seller shall have thirty (30) days in which to satisfy or discharge such claim, or to take appropriate defensive action to dispute such claim in accordance with Article VII hereof.  Seller shall indemnify Buyer for all Losses (including any Tax liabilities) resulting from non-compliance with any such Laws.

Section 6.10                                  Transfer Taxes.  All transfer, documentary, sales and use, value added, stamp, registration and similar Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the other Transaction Documents shall be split equally between Buyer and Seller.  The parties shall cooperate in good faith in preparing and filing all Tax Returns or other applicable documents in connection with Transfer Taxes and to apply for and establish exemptions from or otherwise reduce Transfer Taxes.

Section 6.11                                  Tax Matters.  All Taxes and Tax liabilities with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that relate to the Overlap Period shall be apportioned between Seller and Buyer as follows: (i) in the case of Taxes, other than income, sales and use, withholding, gross receipt and other similar Taxes, on a per diem basis; and (ii) in the case of income, sales and use, withholding, gross receipt and other similar Taxes, as determined as if there was a closing of the books and records at the end of the date immediately preceding the Closing Date.  Seller shall be liable for any Taxes with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that are, in each case, attributable to all Pre-Closing Periods. Buyer shall be liable for any Taxes with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that are attributable to all Post-Closing Periods.

Section 6.12                                  Communication with Customers, Licensees and Suppliers.  Prior to the Closing, upon reasonable advance notice, Seller and its Subsidiaries will permit Buyer and its Representatives to discuss, and will, if requested by Buyer, assist Buyer and its Representatives (including by making introductions) in any discussions of, the affairs, finances and accounts of the Joe’s Business with customers, licensees, distributors and suppliers of or to the Joe’s Business.  Notwithstanding the foregoing, Buyer acknowledges and agrees that, prior to the Closing, other than in the ordinary course of business consistent with past practices of Buyer or its Subsidiaries, Buyer shall not, and shall cause each of its Representatives not to, contact or otherwise communicate with any current or known potential customer, licensee, distributor or supplier of Seller or any of its Subsidiaries regarding the Joe’s Business, the Purchased Assets or the Assumed Liabilities, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).

Section 6.13                                  Financing.

(a)                                 Prior to the Closing, Buyer shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case, within its control, necessary, proper or advisable to arrange financing on the terms and conditions described in the Debt Commitment Letter.  Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing, when taken together with Buyer’s cash on hand, to an amount below the amount required to satisfy Buyer’s obligations under this Agreement, (ii) impairs in any material respect the availability of the Financing, or (iii) amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay in any material respect or prevent the Closing (provided that Buyer may, after consultation with Seller, replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof so long as such action would not reasonably be expected to materially delay or prevent the Closing), including using its commercially reasonable best efforts to (a) maintain in effect the Debt Commitment Letter,  (b) satisfy on a timely basis, to the extent within its control, all terms and conditions applicable to Buyer to obtaining the debt financing set forth therein, (c) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter, and (d) comply with its obligations under the Debt Commitment Letter.

(b)                                 In the event of any Financing Failure Event (other than a Financing Failure Event caused by the breach by Seller of this Agreement), to the extent any portion of the Financing is required to fund the Purchase Price and any other amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby, Buyer shall use its commercially reasonable best efforts to take, or cause to be  taken, all actions and to do, or cause to be done, all things reasonably necessary for and obtain as promptly as practicable following the occurrence of any such Financing Failure Event alternative debt financing (the “Alternative Financing”), on substantially equivalent or more favorable terms in the aggregate from the same or other sources and which do not include any incremental conditionality to the consummation of such alternative debt financing that are materially more onerous to Buyer (in the aggregate) than the conditions set forth in the Debt Commitment Letter in effect as of the date of this Agreement in an amount sufficient, which, subject to fulfilment of the conditions set forth in this Agreement, are available to Buyer, together with its cash on hand, to consummate the transactions contemplated hereby and to pay related fees and expenses earned, due and payable as of the Closing Date, it being understood and agreed that if Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Financing.  In the event that Alternative Financing is obtained, Buyer shall promptly provide Seller with a true and correct copy of the new financing commitment letter that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), together with each fee letter (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality, availability or term of the Financing).  If applicable, any reference in this Agreement to “Financing” shall include “Alternative Financing”, and any reference to “Debt Commitment Letter” shall include the “Alternative Financing Commitment Letter”.

(c)                                  Notwithstanding the foregoing, in no event shall the commercially reasonable best efforts of Buyer be deemed or construed to require Buyer to, and Buyer shall not be required to (i) pay in the aggregate any fees in excess of $25,000 more than the fees contemplated by the Debt Commitment Letter or any related fee letter, (ii) agree to conditionality terms in connection with the Financing that are materially less favorable than those contemplated by the Debt Commitment Letter, (iii) agree to economic terms of the Financing (including cost of capital, maturity and fees) that are less favorable than those contemplated by the Debt Commitment Letter or any related fee letter (including any “flex” provisions therein),  (iv) waive any terms or conditions of this Agreement or of the Debt Commitment Letter or (v) require Buyer to initiate, prosecute or maintain any action, suit, claim, arbitration or other legal proceeding against the Lender, other potential lenders or other Persons providing the Financing under the Debt Commitment Letter.

(d)                                 During the period from the date of this Agreement to the Closing Date, Seller shall use its commercially reasonable best efforts, and to cause its Representatives to, provide Buyer all cooperation that is reasonably requested by Buyer in connection with the Financing, the proceeds of which shall be used to consummate the transactions contemplated hereby, which cooperation shall include, in any event:

(i)                                           participation in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, sessions with prospective lenders and sessions with rating agencies;

(ii)                                        making Seller’s officers reasonably available to assist the Lender;

(iii)                                     cooperating reasonably with the Lender’s due diligence, to the extent customary and reasonable, including delivery of corporate organizational documents, and lien searches contemplated by the Debt Commitment Letter;

(iv)                                    assisting Buyer and the Lender with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, bank information memoranda (including the delivery of customary authorization and representation letters authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information regarding Purchased Assets and the Joe’s Business), and all other material required in connection with the Financing and all documentation and other information reasonably required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided that, at least 5 Business Days prior to the Closing, Seller shall provide all such documentation and information about the Purchased Assets and the Joe’s Business as is reasonably requested in writing by Buyer at least 7 Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act;

(v)                                       assisting with the preparation of, and executing and delivering, any pledge and security documents, any loan agreement, notes, other definitive financing documents, legal opinions, or any other documents that facilitate the preparation of the definitive documentation for the Financing or the creation, perfection of liens securing the Financing as may be reasonably requested by Buyer in connection therewith;

(vi)                                    facilitating the pledging of collateral and providing reasonable access in connection with any collateral audits and appraisals required in connection with the Financing;

(vii)                                 assisting Buyer in preparing customary financial information and disclosures regarding the Purchased Assets or the Joe’s Business, as may be reasonably requested by Buyer and identifying any portion of such information that constitutes material non-public information;

(viii)                              instructing its independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages and offering materials as the Lender or other prospective lenders may reasonably request for use in connection with the Financing and using commercially reasonable best efforts to cause such accountants to consent to the use of their reports in any material relating to the Financing (including, but not limited to, the audited financial statements referred to in the definition of “Required Information” set forth herein);

(ix)                                    using commercially reasonable best efforts to obtain customary payoff letters, lien releases, instruments of termination, waivers, consents, estoppels, approvals or discharge, in each case reasonably requested by Buyer in connection with the Financing and collateral arrangements;  and

(x)                                       taking such corporate or entity actions, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the consummation of the Financing and to permit the proceeds thereof to be made available at the Closing;

provided, that (A) no such requested cooperation may unreasonably interfere with the ongoing operations of Seller, (B) no obligation of Seller under any certificate, agreement, notice or other document or instrument shall be effective until the Closing, and Seller shall not be required to pay or incur any liability for any commitment or other similar fee, pay or incur any liability for any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the Closing unless promptly reimbursed by Buyer (provided that notice of such fee, liability or expense is provided to Buyer) and (C) neither Seller nor its directors or officers shall be required to take any action to authorize or approve the Financing (or any Alternative Financing).

(e)                                  Seller shall use reasonable best efforts to, as promptly as practicable, update or correct any Required Information determined to contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading.  Seller hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or its Subsidiaries or the reputation or goodwill of Seller or its Subsidiaries or any of their logos.

(f)                                   Seller shall prepare and furnish to Buyer and Parent, as promptly as reasonably practicable (and, in any event, no later than the time periods (if applicable) specified in the definition of “Required Information”), the Required Information.

Section 6.14                                  Further Assurances                                  Following the Closing, without further consideration, each of the parties hereto shall, and shall cause their respective Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including (a) such further actions, at Buyer’s expense, as may be reasonably required to register in the name of Buyer the assignment of the Intellectual Property Assets in any appropriate governmental agency or registrar, (b) such further actions, at Buyer’s expense, as may be reasonably required to substitute Buyer as a party in the actions, suits, claims, investigations, audits and other legal proceedings identified on Section 4.07(a) of the Seller Disclosure Letter and (c) the use of reasonable best efforts to provide information reasonably requested by Buyer pertaining to the Intellectual Property Assets in order for Buyer to prosecute, maintain and enforce the Intellectual Property Assets.

Section 6.15                                  Guarantee.

(a)                                 Parent irrevocably guarantees each payment obligation of Buyer to Seller (and the full and timely performance thereof) under Section 6.16, Article II, Article VI and Article VII of this Agreement, if, as and when those obligations become payable under this Agreement (the “Guaranteed Obligations”).  This is a guaranty of payment, and not of collection and a separate action or actions may be brought and prosecuted against Parent to enforce this guaranty, irrespective of whether any action is brought against Buyer or whether Buyer or any other Person is joined in any such action or actions or whether Parent or Buyer was primarily responsible for causing the payment obligations of Parent or Buyer under this Agreement.  Notwithstanding anything to the contrary herein, Parent reserves the right to assert any and all defenses which Buyer may have to payment of the Guaranteed Obligations.

(b)                                 Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Buyer’s payment obligations hereunder (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein.  Parent hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment by Parent to proceed against Buyer or pursue any other remedies against any other Person and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer.

(c)                                  The liability of Parent under this guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i)                               the value, genuineness, validity, regularity, illegality or enforceability of this Agreement or any other agreement or instrument referred to herein other than by reason of fraud by Seller;

(ii)                            any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Buyer or any other person or their assets;

(iii)                         any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection therewith;

(iv)                        any other circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor;

(v)                           the existence of any claim, set-off or other right that Parent may have at any time against Buyer or Seller, whether in connection with any Guaranteed Obligation or otherwise;

(vi)                        the addition, substitution, or release of any person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated hereby; or

(vii)                     the adequacy of any other means Seller may have of obtaining repayment of any of the Guaranteed Obligations.

(d)                                 Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 6.15 are knowingly made in contemplation of such benefits.

(e)                                  Parent understands that Seller is relying on this guarantee in entering into this Agreement.

Section 6.16                                  Miscellaneous.  The parties agree to comply with Section 6.16 of the Seller Disclosure Letter.

ARTICLE VII
INDEMNIFICATION

Section 7.01                                  Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date except that (a) the Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 4.09 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof), and (c) the representations and warranties contained in Sections 4.06(c), 4.06(d) and 4.06(e) shall survive until the date that is two (2) years from the Closing Date.  Each covenant and other agreement contained in this Agreement which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing until the full performance of such covenant or agreement in accordance with its terms; provided, that, for the avoidance of doubt, each covenant and other agreement contained in this Agreement which by their terms contemplate actions or impose obligations prior to or at the Closing shall terminate on the date that is the six (6) month anniversary of the Closing Date.  Notwithstanding the foregoing, any claims asserted in accordance herewith in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 7.02                                  Indemnification by Seller.  On the other terms and subject to the other conditions of this Article VII, from and after the Closing, Seller agrees to indemnify Buyer, its Affiliates and its and their respective Representatives (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Buyer Indemnitee arising out of or resulting from:

(a)                                 any failure of any representation or warranty made by Seller in Article IV of this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty) on and as of the Closing Date as if made at and as of such time (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any of its Subsidiaries pursuant to this Agreement or any Transaction Document (including, without limitation, any covenants, agreements or obligations contained in Section 6.16 of the Seller Disclosure Letter);

(c)                                  any Excluded Asset or any Excluded Liability; or

(d)                                 any failure by Seller or any of its Subsidiaries, or claim by a creditor of Seller or any of its Subsidiaries that any of them has failed, in each case, to comply with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction.

Section 7.03                                  Indemnification by Buyer.  On the other terms and subject to the other conditions of this Article VII, Buyer shall indemnify Seller, its Affiliates and its and their respective Representatives (the “Seller Indemnitees”), and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Seller Indemnitee arising out of or resulting from:

(a)                                 any failure of any representation or warranty made by Buyer in Article V of this Agreement to be true and correct in all respects on and as of the Closing Date as if made at and as of such time (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Transaction Document (including, without limitation, any covenants, agreements or obligations contained in Section 6.16 of the Seller Disclosure Letter); or

(c)                                  any Assumed Liability.

Section 7.04                                  Certain Limitations.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)                                 The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds Five-Hundred Thousand Dollars ($500,000.00) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.  The parties agree that any claim for any individual Loss or group of related Losses indemnifiable pursuant to Section 7.02(a) or Section 7.03(a), as applicable, in an amount less than Twenty-Five Thousand Dollars ($25,000.00) shall not count towards the applicable Deductible. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.04(a) shall not apply to Losses described in Section 7.02(b)-(d) or Section 7.03(b)-(c), or to Losses incurred by (i) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller or any representation or warranty of Seller in Section 4.09, and (ii) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer.

(b)                                 The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to (x) Section 7.02(a) and Section 7.02(b) or (y) Section 7.03(a) and Section 7.03(b), as the case may be, shall not exceed Seven Million Five-Hundred Thousand Dollars ($7,500,000.00); provided, that the limitation set forth in the first clause of this Section 7.04(b) shall not apply to (i) Losses described in Section 7.02(b) or Section 7.03(b) as a result of any willful or intentional breach or non-fulfillment, (ii) Losses resulting from any breach or non-fulfillment of any covenant, agreement or obligation contained in Section 6.16 of the Seller Disclosure Letter, or (iii) Losses incurred by (A) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller or any representation or warranty of Seller in Section 4.09, or (B) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer; provided, further, that the maximum aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed the Purchase Price.

(c)                                  Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any costs of investigation of the underlying claim and collection), any Tax benefit realized, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss.  If the Indemnified Party receives or realizes such insurance proceeds, Tax benefit, indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to a Loss, the Indemnified Party shall promptly return such indemnification up to the amount of such insurance proceeds, Tax benefit, indemnity, contribution or similar payments.

(d)                                 No Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages or damages based on any type of multiple (collectively, “Special Damages”); provided, that Special Damages shall be indemnifiable pursuant to Section 7.02 or Section 7.03, as applicable, to the extent Special Damages are (i) actually paid to a third party pursuant to any settlement entered into by the Indemnified Party in accordance with Section 7.05, provided that the Indemnifying Party has consented in writing to any such settlement, or (ii) ordered, by a court of competent jurisdiction, to be paid by the Indemnified Party to a third party.

(e)                                  Each Indemnified Party shall take, and cause its Subsidiaries to take, commercially reasonable steps to mitigate any Loss as soon as reasonably practicable upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, such Loss.

Section 7.05                                  Indemnification Procedures

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall deliver as promptly as practicable a written notice (a “Claim Certificate”), which Claim Certificate shall describe the Third Party Claim (or Direct Claim, if delivered pursuant to Section 7.05(c)) in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby.  The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) Business Days after its receipt of a Claim Certificate, to assume the defense of, the Third Party Claim described in such Claim Certificate at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that in the event that the Indemnifying Party assumes the defense of any Third Party Claim, then (x) subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (y) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it.  Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim and shall pay, subject to the limitations of liability set forth in Section 7.04, the fees and expenses of counsel retained by the Indemnified Party if: (i) such Third Party Claim is reasonably likely to give rise to Losses which are more than 100% of the amount indemnifiable by such Indemnifying Party pursuant to this Article VII; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks a material injunction or equitable relief against the Indemnified Party, (iv) the named parties to such Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and such Indemnified Party has been advised in writing by such counsel that there is one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to prosecute or defend such Third Party Claim.  Notwithstanding any other provision of this Agreement, with respect to any audit, assessment, inquiry, claim, adjustment or proposed adjustment with respect to Taxes (a “Tax Contest”), (A) Seller shall have the right to control such Tax Contest if, but only if, such Tax Contest relates to Taxes (1) attributable to the Purchased Assets or the Joe’s Business with respect to any Pre-Closing Period or (2) imposed on Seller, and (B) if such Tax Contest could reasonably be expected to increase the Taxes for any Post-Closing Period for which Buyer is responsible, Seller shall not consent to have any settlement or compromise of any such Tax Contest without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim.

(b)                                 Settlement of Third Party Claims.

(i)                                     Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim (including any Tax Contest), but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (A) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 7.05(a), (B) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (C) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there is one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(ii)                                  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after the receipt of a Claim Certificate with respect to a Third Party Claim hereunder that it elects to undertake the defense thereof, or if the Indemnified Party assumes the defense of such Third Party Claim pursuant to Section 7.05(a), the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)                               Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement of a Third Party Claim that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

(c)                                  Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof in a Claim Certificate.  The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby.  In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.

During such sixty (60) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including a copy of any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 10.08.  Claims for Losses (i) specified in any Claim Certificate to which an Indemnifying Party claims for Losses covered by a memorandum of agreement of the nature described above and (ii) the validity and amount of which have been the subject of judicial determination as described above and in Section 10.08 or shall have been settled with the consent of the Indemnified Party, as described in Section 7.05(b) are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the final determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(d)                                 Right of Offset.  Notwithstanding anything to contrary contained in this Agreement, Buyer acknowledges and agrees that in the event that it is obligated to make an indemnification payment to any Seller Indemnitee under Section 7.03, (i) such Seller Indemnitee shall have the right to offset all or any portion of the amount of such indemnification obligation against any amounts owed to Buyer or any of its Subsidiaries or licensees under any Transaction Documents and (ii) Seller may, and may cause each Seller Indemnitee to, effect any such offset.

Section 7.06                                  Seller’s Obligation to Cause Subsidiaries to Act.  Seller acknowledges and agrees that, to the extent any provision of this Agreement requires any of Seller’s Subsidiaries, or Seller agrees on behalf of its Subsidiaries, to perform, take or refrain from taking any action, (a) Seller shall have an obligation to cause such Affiliate to perform, take and/or refrain from taking such action, as applicable, and (b) the failure of such Affiliate to perform, take or refrain from taking such action shall constitute a breach by Seller of such provision (notwithstanding any lack of an express obligation on the part of Seller to cause such Affiliate to take such action).

Section 7.07                                  Sole Remedy/Waiver.  Except in the case of fraud, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article VII shall be the sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Joe’s Business, the Assumed Liabilities, the Purchased Assets, the Excluded Liabilities or otherwise.  The parties hereto expressly intend that the remedies provided for in this Article VII shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a third party).

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01                                  Conditions to the Obligations of Each Party.  The respective obligations of Buyer and Seller to consummate and cause the consummation of the transactions contemplated herein at the Closing are subject to the satisfaction or waiver in writing by Seller and Buyer at or before the Closing Date of each of the following conditions:

(a)                                 Injunctions; Illegality.  No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)                                 Consummation of the Operating Asset Purchase Agreement.  The transactions contemplated by the Operating Asset Purchase Agreement shall have been consummated, or all conditions to the consummation thereof shall have been satisfied or waived (or shall be satisfied or waived contemporaneously with the Closing).

Section 8.02                                  Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following further conditions:

(a)                                 Performance.  All of the agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  (i) The Fundamental Representations applicable to Seller shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Seller contained in Article IV hereof shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Closing Deliverables.  Seller shall have delivered or caused to be delivered to Buyer the items set forth in Section 3.02(a).

(d)                                 No Material Adverse Effect.  Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  IP Title Defect Correction Actions.  Seller and its Subsidiaries shall have completed all of the IP Title Defect Correction Actions and delivered documentary evidence thereof to Buyer.

Section 8.03                                  Conditions to the Obligations of Seller.  The obligations of Seller to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of the following further conditions:

(a)                                 Performance.  All of the agreements and covenants of Buyer to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  (i) The Fundamental Representations applicable to Buyer shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Buyer contained in Article V hereof shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(c)                                  Closing Deliverables.  Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 3.02(b).

Section 8.04                                  Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.04.

ARTICLE IX
TERMINATION

Section 9.01                                  Termination Events.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, at any time prior to the Closing:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer, if: (i) the Closing Date shall not have occurred on or prior to September 30, 2015 (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 9.01 if such party is in material breach of this Agreement (other than, in the case of Buyer’s right under this Section 9.01(b), a failure by Buyer to perform its obligation to consummate the Closing solely as a result of a failure to secure the proceeds of the Financing in an amount sufficient to consummate the transactions contemplated hereby (other than a Financing Failure Event arising out of or related to Buyer’s breach) in which case Buyer shall pay the Seller Termination Fee in accordance with Section 9.02(b)) or (ii) any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 9.01(b) shall have complied with its obligations, if any, under Section 6.04;

(c)                                  by Seller, if:  (i) any of the representations and warranties of Buyer contained in Article V hereof shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Seller to Buyer and (2) the day that is five (5) Business Days prior to the End Date; provided that Seller may not terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material breach of this Agreement; or

(d)                                 by Buyer, if:  (i) any of the representations and warranties of Seller contained in Article IV hereof shall fail to be true and correct or (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Buyer to Seller and (2) the day that is five (5) Business Days prior to the End Date; provided that Buyer may not terminate this Agreement pursuant to this Section 9.01(d) if Buyer is in material breach of this Agreement.

Section 9.02                                  Effect of Termination.

(a)                                 In the event of a termination of this Agreement pursuant to Section 9.01 by Buyer, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and except as otherwise set forth in this Section 9.02, this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of Seller or Buyer, except that this Section 9.02 and Article X hereof shall survive any termination of this Agreement.  Nothing in this Section 9.02 shall relieve any party of liability for any willful breach of this Agreement.

(b)                                 In the event that the conditions to the Closing set forth in Section 8.03(a) or Section 8.03(b) herein (other than those conditions that by their nature cannot be satisfied until the Closing) are satisfied or waived and Buyer fails (whether or not intentionally) to effect the Closing pursuant to Article III and make the payment pursuant to Section 2.05 because of a Financing Failure Event, then, upon Seller’s termination of this Agreement pursuant to Section 9.01(c) or the termination by either party pursuant to Section 9.01(b), Buyer shall pay a termination fee of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) (the “Seller Termination Fee”) to Seller or as directed by Seller as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination).  The parties acknowledge and agree that the right of Seller to receive the Seller Termination Fee in accordance with this Section 9.02(b) shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer or any potential source of Financing (including without limitation any Lender) for any Loss suffered as a result of the failure of the transactions contemplated hereby to be consummated due to a Financing Failure Event (other than a Financing Failure Event arising out of or relating to Buyer’s breach), and Buyer will have no further liability to, and no potential source of Financing (including without limitation any Lender) shall have any liability to, Seller or any of its Affiliates, or any of their respective representatives, for any Loss suffered by any of them as a result thereof, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any action, suit, claim, arbitration or other legal proceeding, by virtue of any Law, and whether by or through any attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person, or otherwise.  It is agreed that the Seller Termination Fee is liquidated damages and not a penalty, and the payment of the Seller Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. The parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, in no event and in no circumstances will (x) Buyer be required to pay the Seller Termination Fee, or any portion thereof, more than once or if specific performance has been ordered and performed pursuant to Section 10.9, or (y) Buyer be required pay any amount of damages if Seller has received the Seller Termination Fee in accordance herewith or if specific performance has been ordered pursuant to Section 10.9.  Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 9.2 are an integral part of this Agreement, and that without these agreements, the other parties would not enter into this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01                           Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received by the addressee if delivered by hand or sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document if sent between 9:00 A.M, and 6:00 P.M. New York City time on any Business Day, and on the next Business Day if sent outside of such hours or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In the case of facsimile or e-mail of a PDF document, such copies shall also be sent by overnight courier service or by registered mail.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller to:

Joe’s Jeans Inc.
2340 S. Eastern Avenue
Commerce, CA 90040
Attention: Interim Chief Executive Officer
Facsimile: (323) 837-3791

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue NW
Washington DC 20036
Attention:	Russell W. Parks, Jr.
Erica D. McGrady
Facsimile: (202) 887-4288

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Jeffrey H. Cohen
Andrew D. Garelick
Facsimile: (213) 687-5600

or to such other person or address as Seller shall furnish to Buyer in writing.

If to Buyer or Parent to:

c/o Sequential Brands Group, Inc.
5 Bryant Park, 30th Floor
New York, New York 10018
Attn: Chad Wagenheim
Email: CWagenheim@sbg-ny.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Fax No.: 212.354.8113
Attn:	Nazim Zilkha
Daren Orzechowski
Email:	nzilkha@whitecase.com
do@whitecase.com

or to such other person or address as Buyer shall furnish to Seller in writing.

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.03                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04                           Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05                           Entire Agreement.  This Agreement, together with the Confidentiality Agreement, Exhibits hereto, the Seller Disclosure Letter, the Buyer Disclosure Letter and the other Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Letters (other than an exception expressly set forth as such in the Seller Disclosure Letter), the statements in the body of this Agreement will control.

Section 10.06                           Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to (a) Article VII hereof, which shall inure to the benefit of each Buyer Indemnitee and Seller Indemnitee, and (b) Sections 9.02, 10.06, 10.07 and 10.08, which shall inure to the benefit of any Lender (and each such Lender shall be entitled to rely on such Sections), all of such Persons identified in the foregoing clauses (a) and (b) are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that after the Closing Date either party may (i) assign its rights hereunder to any of its respective Subsidiaries, (ii) assign its rights, interests and obligations hereunder in connection with a merger, exchange, consolidation or sale of all or substantially of its stock or assets or other similar transaction, and (iii) assign its rights hereunder as collateral to its lenders and financing sources, in each case, without the prior written consent of the other party hereto.  Each party shall provide written notice to the other party of any such assignment.  Any attempted assignment in violation of this Section 10.06 will be void.  Notwithstanding any assignment by any party pursuant to this Section 10.06, such party shall be responsible for full performance of such party’s covenants, agreements and obligations hereunder.

Section 10.07                           Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Notwithstanding anything herein to the contrary, any amendment Section 9.02, 10.06, 10.07 or 10.08 shall not be made without the prior written consent of such Lender or its respective Affiliate or representative.

Section 10.08                           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its rules of conflict of laws.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.09                           Specific Performance.

(a)                                 The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that, subject to the limitations set forth in Section 9.02(b) and Section 10.09(b), Seller and Buyer shall be entitled to equitable relief without proof of actual damages, including an injunction or injunctions or Governmental Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with its terms, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.09, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)                                 Notwithstanding anything in this Agreement to the contrary, including Section 10.09(a), it is acknowledged and agreed that Seller shall be entitled to specific performance of Buyer’s obligation to satisfy its obligation to make the payment pursuant to Section 2.05 and to consummate the transactions contemplated herein if, and only if, each of the following shall have been satisfied (i) all of the conditions set forth in Section 8.02 (other than those conditions that by their terms or nature are to be satisfied at the Closing (but subject to their satisfaction at Closing) have been satisfied or waived by Buyer as of the time when Closing is required to have occurred pursuant to Section 3.01 and Seller is not then in breach of this Agreement, (ii) Buyer fails to consummate the Closing by three (3) Business Days following the date on which the Closing is required to have occurred pursuant to Section 3.01 or would have been required to close but for breach hereof by Buyer, (iii) a Financing Failure Event (other than a Financing Failure Event arising out of or related to a Buyer’s breach) has not occurred, (iv) Seller has not terminated this Agreement and (v) Seller has irrevocably confirmed in writing that, if (x) specific performance is granted and (y) the Financing is funded in accordance with the terms of the Debt Commitment Letter, the Closing will occur on the terms contemplated by this Agreement.

(c)                                  For the avoidance of doubt, while Seller may pursue both a grant of specific performance of Buyer’s obligations to consummate the Closing in accordance with the provisions set forth in Section 10.09(b) prior to the termination of this Agreement, and after the termination of this Agreement, the payment of the Seller Termination Fee, in no event shall Seller be permitted or entitled to receive both such grant of specific performance and payment of any monetary damages, including all or any portion of the Seller Termination Fee in accordance with the first sentence of Section 9.02(b).

Section 10.10                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:		BUYER:

JOE’S JEANS INC.		JOE’S HOLDINGS LLC

By:	/s/ Hamish Sandhu	By:	/s/ Hamish Sandhu
Name: Hamish Sandhu		Name: Hamish Sandhu
Title: CFO		Title: CFO

PARENT:

SEQUENTIAL BRANDS GROUP, INC., solely for purposes of Section 6.15 and Article X

		By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: CEO